Filed pursuant to Rule 433(d)
                                      Registration Statement No. 333- 131356-01

                     FINAL TERM SHEET, dated May 15, 2006

                                $1,127,727,706
                         USAA AUTO OWNER TRUST 2006-2
                                Issuing Entity
                             USAA Acceptance, LLC
                                   Depositor

                                           USAA
                        [GRAPHIC OMITTED]  FEDERAL
                                           SAVINGS
                                           BANK

                           USAA FEDERAL SAVINGS BANK
                         Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2006-2 Asset Backed Notes:

                         Class A-1          Class A-2           Class A-3          Class A-4           Class B
                         Notes(3)            Notes(3)           Notes(3)           Notes(3)            Notes(4)
                      ---------------    ----------------   ----------------    ----------------   ----------------
Principal
   Amount.........     $237,000,000        $283,000,000         $338,000,000      $233,076,000         $36,651,706

Per Annum
   Interest
   Rate...........         5.15898%              5.310%               5.320%            5.370%              5.620%

Final
   Scheduled
   Payment
   Date...........    June 15, 2007       Mar. 16, 2009       Sept. 15, 2010     Feb. 15, 2012       Jan. 15, 2013

Initial Public
   Offering
   Price (1)......      100.000000%          99.996492%           99.998935%        99.978325%          99.994612%

Ratings
   (Moody's/S&P) .     Prime-1/A-1+             Aaa/AAA              Aaa/AAA           Aaa/AAA                 BBB

Payment Date......    Monthly,            Monthly,            Monthly,           Monthly,            Monthly,
                      beginning June      beginning June      beginning June     beginning June      beginning June
                      15, 2006            15, 2006 (subject   15, 2006           15, 2006            15, 2006 (subject
                      (subject to the     to the business     (subject to the    (subject to the     to the business
                      business day        day convention)     business day       business day        day convention)
                      convention)                             convention)        convention)

Weighted Average
   Life(2)........             0.31                1.00                 2.00              3.23                3.56

CUSIP.............      903277 AA 9         903277 AB 7          903277 AC 5       903277 AD 3         903277 AE 1

(1) Plus accrued interest from May 24, 2006.
(2) Pricing speed:  1.6% ABS (with a 10% clean-up call)
(3) The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(4) The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account.
Trade Date: May 15, 2006
Settlement Date: May 24, 2006


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


                Joint Global Coordinators of the Class A Notes

Deutsche Bank Securities                                    Wachovia Securities

                       Co-Managers of the Class A Notes

   Banc of America Securities LLC

                                   Barclays Capital

                                                       BNP Paribas

                                                                       JPMorgan

                    Global Coordinator of the Class B Notes
                           Deutsche Bank Securities

         The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

         This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.


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